Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Douglas J. Swirsky
Chief Financial Officer
(240) 632-5510
dswirsky@genvec.com
GENVEC ANNOUNCES PROTOCOL CHANGES FOR PACT STUDY AFTER DISCUSSIONS WITH FDA
Regulatory Path for TNFerade™ Now Clearly Defined
GAITHERSBURG, MD — January 3, 2008 — GenVec, Inc. (Nasdaq: GNVC) announced today that it has reached agreement with the U.S. Food and Drug Administration (FDA) to implement the following changes to the company’s Phase 2/3 pancreatic cancer clinical trial (PACT study) with TNFerade™ in patients with locally advanced pancreatic cancer:
•	Measure overall survival as the primary efficacy endpoint, rather than 12-month survival. No increase in study size will be required, and a benefit in overall survival can be considered as a basis for full regulatory approval of TNFerade for this indication;

•	Conduct two additional interim analyses of overall survival following one-third (92) and two-thirds (184) of the total events (deaths) for the study, with the potential to stop the trial if there is clear evidence of the drug’s efficacy. The two interim analyses will be performed with minimal statistical penalties of 0.001 and 0.004, respectively.
Dr. Mark Thornton, GenVec’s senior vice president of product development, stated: “We greatly appreciate the FDA’s assistance in developing these protocol changes which will allow us to evaluate TNFerade’s potential efficacy by using the standard and well-accepted measure of overall survival. The next interim analysis, which we anticipate to occur in the fourth quarter of
- more -

2008, will be a substantially more robust analysis of overall survival data in terms of number of patients and follow-up period compared to data presented at ASCO last year. With these protocol changes, we believe we now have a clear understanding of the requirements for obtaining regulatory approval of TNFerade.”
The PACT trial, a multi-center randomized and controlled trial, is designed to evaluate the safety and efficacy of TNFerade plus standard of care versus standard of care alone in 330 subjects with locally advanced pancreatic cancer. Chemotherapy and radiation are the current standard-of-care for treating this patient population. Patients in the trial are randomized in a 2:1 ratio to TNFerade plus standard therapy, or standard therapy alone.
About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product, TNFeradetm is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer. Additional clinical trials are in progress in rectal cancer, head and neck cancer and melanoma. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and influenza. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Additionally and notwithstanding the outcome of the PACT trial, there can be no assurance that FDA will accept a BLA related to TNFerade if submitted, or that if accepted, the BLA will be approved. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and

Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
###